Exhibit (a)(5)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
New River Pharmaceuticals Inc.
at
$64.00 Net Per Share
by
Shuttle Corporation
an indirect wholly owned subsidiary of
Shire plc

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK
CITY TIME, ON THURSDAY, MARCH 29, 2007, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated March 2, 2007 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Shuttle Corporation, a Virginia corporation (“Purchaser”) and an indirect wholly owned subsidiary of Shire plc, a public limited company incorporated under the laws of England and Wales (“Shire”), to purchase for cash all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of New River Pharmaceuticals Inc. a Virginia corporation (“New River”), at a purchase price of $64.00 per Share, net to you in cash, without interest. Also enclosed is a letter to shareholders of New River from the Chairman of the Board, President and Chief Executive Officer of New River accompanied by New River’s Solicitation/Recommendation Statement on Schedule 14D-9.

We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.	The offer price is $64.00 per Share, net to you in cash, without interest.

2.	The Offer is being made for all outstanding Shares.

3.	The Offer is being made pursuant to an Agreement of Merger dated as of February 20, 2007 (the “Merger Agreement”) among New River, Shire and Purchaser. The Merger Agreement provides that following completion of the Offer and the satisfaction or waiver of certain conditions in the Merger Agreement, Purchaser will be merged into New River (the “Merger”), with New River continuing as the surviving corporation and an indirect wholly owned subsidiary of Shire. At the effective time of the Merger, any remaining outstanding Shares not tendered in the Offer (other than (i) Shares owned by any wholly owned subsidiary of New River and any Shares owned by Shire, Purchaser or any wholly owned subsidiary of Shire, which shall be cancelled, or (ii) Shares owned by New River shareholders who properly demanded appraisal under the Virginia Stock Corporation Act of the Commonwealth of Virginia) will be converted into the right to receive $64.00 or any greater per Share price paid in the Offer in cash, without interest thereon.

4.	The Board of Directors of New River has unanimously approved the Merger Agreement, the Offer and the Merger and determined that the terms of the Merger Agreement, the Offer and the Merger are fair to, and in the best interests of, the shareholders of New River, and unanimously recommends that New River shareholders accept the Offer and tender their Shares.

5.	The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on Thursday, March 29, 2007, unless extended (as extended, the “Expiration Date”).

6.	The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares, which, together with all other Shares then beneficially owned by Shire, Purchaser or their controlled affiliates, represents at least a majority of the total number of Shares outstanding on a fully diluted basis, (ii) any waiting period (and any extension thereof) applicable to the purchase of Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder having expired or been terminated and (iii) the affirmative approval (by a simple majority) of the holders of voting shares of Shire present in person or by proxy at a duly convened meeting of Shire shareholders in favor of resolutions to approve the acquisition of New River on the terms and conditions set forth in the Merger Agreement and to approve an increase of the existing limit on group borrowings in Shire’s articles of association. The Offer is also subject to the other conditions described in Section 15 of the Offer to Purchase. There is no financing condition to the Offer.

7.	Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, federal income tax backup withholding at a rate of 28% may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 8 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please complete, sign, detach and return to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Instructions Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock
of
New River Pharmaceuticals Inc.
at
$64.00 Net Per Share
by
Shuttle Corporation
an indirect wholly owned subsidiary
Shire plc

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated March 2, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal, in connection with the offer by Shuttle Corporation, a Virginia corporation and an indirect wholly owned subsidiary of Shire plc, a public limited company incorporated under the laws of England and Wales, to purchase for cash all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of New River Pharmaceuticals Inc. a Virginia corporation, at a purchase price of $64.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

Number of Shares to be Tendered:

_ _ Shares*

Dated _ _, 2007
SIGN HERE

Signature(s)

Name(s)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.

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